Exhibit 99.1

Nabors Energy Transition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing January 7, 2022

HOUSTON, January 6, 2022 — Nabors Energy Transition Corp. (NYSE: NETC.U) (the “Company”) announced that, commencing January 7, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “NETC” and “NETC.WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “NETC.U.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of Class A common stock and redeemable warrants.

The registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 16, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nabors Energy Transition Corp.

Nabors Energy Transition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to identify solutions, opportunities, companies or technologies that focus on advancing the energy transition; specifically, ones that facilitate, improve or complement the reduction of carbon or greenhouse gas emissions while satisfying growing energy consumption across markets globally.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

William C. Conroy

+1 281-775-2423

Email: William.conroy@nabors-etcorp.com